Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Operator:
Good morning everyone—welcome to ProAssurance’s conference call to discuss the company’s results for the first quarter of 2019.
These results were reported in a news release issued on April 25, 2019. Included in that release were cautionary statements about the significant risks, uncertainties and other factors that are out of the company’s control and could affect ProAssurance’s business and alter expected results. Please review those statements.
Management expects to make statements on this call dealing with projections, estimates and expectations, and explicitly identifies these as Forward Looking Statements, within the meaning of the US federal securities laws and subject to applicable Safe Harbor protections.
The content of this call is accurate only on April 26, 2019, and except as required by law or regulation, ProAssurance will not undertake, and expressly disclaims, any obligation to update or alter information disclosed as part of these Forward Looking Statements.
The management team of ProAssurance also expects to reference Non-GAAP items during today’s call. The company’s recent news release provides a reconciliation of these non-GAAP numbers to their GAAP counterparts.
Now as I turn the call over to Mr. Frank O’Neil, I would like to remind you that the call is being recorded, and there will be a time for questions after the conclusion of prepared remarks. Mr. O’Neil, please go ahead.
Frank B. O’Neil, Senior Vice President
Thank you. On our call today are Chairman and CEO, Stan Starnes, President and Chief Operating Officer, Ned Rand, and Chief Financial Officer, Dana Hendricks. Howard Friedman and Mike Boguski, the presidents of our Healthcare Professional Liability and Workers’ Compensation Insurance operations, are also on the call. Stan, will you please start us off?
W. Stancil Starnes, Chairman & Chief Executive Officer:
Thank you, Frank. Over the past year and a half, we have emphasized at every opportunity our concern about loss trends in healthcare professional liability. Quarters like this one serve to underline the point – the environment is changing. Whether a company thrives on the opportunities afforded by such an environment, or is swept away by the tide, will be determined by its preparation. As I said in our earnings release, we will always take the actions needed to ensure the strength of our balance sheet, no matter the short-term impact.
To be frank, that means continuing to do as we always have – reserve cautiously, underwrite responsibly, and price logically. These fundamentals are what enable us to continue to grow while others flounder.
I would like to remind everyone that the inherent cycles of the insurance markets in which we operate are long and challenging, but appropriately profitable for those companies with the strength to see them through.
Now, I’d like to turn the call over to Ned so he can lead us into the results of the quarter. Ned...
Edward L. Rand, Jr. President & Chief Operating Officer:
Thank you Stan. Since the loss environment and our reaction to it is the most significant driver of results this quarter, I want to address that first, then I will hit some of the other details from the quarter.
As Stan mentioned, we continue to act cautiously in the face of what we view as worsening loss trends in the broader healthcare liability line. While we would again emphasize that we are not seeing the trends in our paid data, the increasing number of larger verdicts, increases in the demands of plaintiff attorneys, and greater severity in underlying losses has a direct effect on our loss picks and our evaluation of reserves. Given the long tail of healthcare liability claims and the fact that increased severity ripples back through all open claims, we have acted responsibly to ensure the integrity of our balance sheet. As has historically been the case, the caution we take in

Page: 1

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

establishing our reserves allows us to focus on our future without undue concerns about past liabilities, something that will also be especially important as Mike Boguski and his team bring together all of our Specialty P&C operations under unified leadership.
As a result of our view of potential losses in healthcare professional liability, the Specialty P&C current accident year loss ratio moved two-and-a-half points higher to 93.1%. That increase was partially offset by a sixteen-point decrease in the Lloyd’s net loss ratio—so overall our consolidated current accident year net loss ratio was flat compared to last year’s first quarter. Reserve development, while still favorable at $10.3 million, was down from $22.8 million in the year ago quarter and the primary driver was in healthcare professional liability. I want to emphasize that our reserving philosophy has not changed. What continues to change is our assessment of the loss environment.
Our consolidated net loss ratio was 76.8% for the quarter, as compared to 69.3% in the respective period a year ago, and despite our expense ratio decreasing to 29.5%, our combined ratio for the quarter was 106.3%.
We are pleased with our top line growth in the first quarter, especially so given the challenging environment we’ve described. Top line growth at the expense of the bottom line is a pitfall we are committed to avoiding, and the continued success of our underwriting teams in their ability to adequately price for the assumed risk is evidence of a proven strategy. Consolidated gross premiums written increased by $36.8 million, or 15.1%, to $279.8 million in the quarter. These gains were led by our Specialty P&C segment, which reported $166.4 million in gross premiums written, an 18.4% jump over the same period in 2018, primarily due to $20.9 million in new business written – double the amount written in the first quarter a year ago – and, to a lesser extent, the timing of renewals. While our Segregated Portfolio Cell Reinsurance segment reported an increase of approximately 12.4% quarter over quarter, the Workers’ Compensation Insurance segment as a whole was down slightly to $89.4 million in the quarter from $91.7 million in 2018, or 2.5%. Mike Boguski will expand on the greater trends in workers’ compensation later in the call.
We point to our long history of successfully navigating the cycles of the industry as proof of a winning formula, by which we provide our insureds real long-term value in an increasingly challenging environment.
Dana will now take us through some of the highlights from our Corporate segment. Dana…
Dana S. Hendricks, Chief Financial Officer:
Thanks Ned. Our consolidated net investment result for the quarter was $22.0 million, down slightly from $23.7 million in the prior year quarter. The difference was primarily attributable to a decrease in equity in earnings from unconsolidated subsidiaries, specifically a decline in earnings from our LP and LLC investment portfolio, partially offset by an increase in net investment income due to increased earnings from our short-term investment holdings due to higher interest rates, and a higher yield on our fixed maturity portfolio. We believe the volatility surrounding our LPs and LLCs is well managed, and acceptable given the opportunity for returns over the long term.
Net realized investment gains totaled $36.6 million in the quarter, primarily due to mark-to-market adjustments on our equity trading portfolio in keeping with the markets’ recovery since year-end. The net realized investment gains were the driving factor in our consolidated net income for the quarter of $31.7 million, or $0.59 per diluted share. Non-GAAP operating income, which excludes the after-tax effect of those net realized investment gains, was approximately $4.2 million in the quarter, or $0.08 per diluted share. This was driven by an increase in current accident year net losses and the reduced net favorable reserve development relating to prior accident years as Ned discussed previously. Please refer to our news release for a reconciliation of net income to Non-GAAP operating income.
As Stan mentioned in his introduction, protecting our balance sheet is critical to the long-term health of the company. Therefore, our capital management strategy continues to focus on optimizing that strength. As of March 31st, we held approximately $192 million in unpledged cash and liquid investments outside of our operating subsidiaries. While there were no share repurchases in the quarter, we have available to us approximately $110

Page: 2

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

million in our Board-authorized stock repurchase program. We remain consistent in our view of targeting a 36-month or shorter payback period when we contemplate buying above book value. Of course, any decision to buy back shares depends on Management’s view of all potential opportunities for that capital. That said, we evaluate our capital position with our Board regularly, stay abreast of requirements imposed by regulators and rating agencies, and remain prepared to grow should the changes we observe in the market yield opportunities. Frank…
O’Neil:
Thank You, Dana. Howard, will you take us through the Specialty P&C segment?
Howard H. Friedman, President, Healthcare Professional Liability
I will, Frank. By this time, the point regarding severity trends in healthcare professional liability has been well made. However, I would be remiss if I didn’t reiterate that our consideration of these trends colors any decisions made within the broader segment. We continue to uphold our underwriting standards, writing good business in lieu of easy business, emphasizing adequate pricing over retention, and walking away from potential accounts we think carry too much risk for the premium. While this disciplined approach has so far enabled us to avoid any unexpected increases of severity in our paid losses, the risk of increasing severity is all too real.
Our Specialty P&C segment operated in the red this quarter, booking a loss of just under $12 million. This resulted in a fourteen-point increase in our net loss ratio, quarter over quarter, to 86.8%. With the underwriting expense ratio at 23.9%, we ended the first quarter with a combined ratio of 110.7%.
Despite the challenging loss environment, we continue to grow our top line with responsible underwriting while getting the price we think is appropriate. Gross premiums written were $166.4 million in the first quarter, an increase of 18.4% quarter-over-quarter. Physicians and healthcare facilities were the primary contributors to the gains, adding $18.3 million and $7.1 million, respectively, over the same period in 2018. That equates to increases of 19% and 47.3%, again respectively. In fact, all lines of business but one improved in gross premiums written over the year ago quarter - medical technology liability premiums decreased by about $900 thousand, or 11.1%.
We wrote $14.4 million of new physician business in the quarter, compared to $5 million in the respective period a year ago, due to opportunities at more adequate and realistic pricing in the marketplace. New healthcare facilities business was $4.3 million in 2019, compared to $2.1 million in 2018. In all, we wrote $20.9 million in new business in Specialty P&C, compared to $10.2 million in last year’s first quarter.
These figures are especially encouraging when we look at the pricing and retention numbers. Pricing was up across every line of business for the quarter, with healthcare facilities leading at a 13% increase on renewed business. However, the increase in facilities premium was largely offset by the loss of one large policy due to price competition, which dropped retention for facilities in the quarter to 71% from 86% a year ago. This example underscores the volatility associated with large and complex groups of insureds, and our commitment to writing only the business for which we can get the appropriate rate. Meanwhile, pricing for standard lines physician business increased by 4%, and other lines averaged approximately 3% each. Physician premium retention was 91%.
As a whole, these pricing and retention numbers are a testament to ProAssurance’s ability to gain traction in the marketplace. It is our longstanding belief that increases in loss severity impose discipline and logic upon pricing in the broader market, and encourage a flight to quality. As the trends we perceive in our competitive arena put pressure on our competitors to abandon the “sell at any cost” mentality that has driven pricing in recent years, we will continue to write good business and stay the course. Frank…
O’Neil:
Thanks Howard. Now I’ll ask Mike Boguski to give us some details on the Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments. Mike…

Page: 3

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

Michael L. Boguski, President, Eastern Alliance Insurance:
Thank you, Frank. The Workers’ Compensation Insurance segment started 2019 by delivering a $2.0 million operating result in the first quarter.
During the quarter, the segment booked $89.4 million of gross premiums written, which includes traditional business and alternative market business predominately ceded to the SPC reinsurance segment, a decrease of 2.5% quarter-over-quarter.
The primary driver of the gross premiums written decrease was related to the underwriting discipline in booking significantly less new business quarter-over-quarter – $7.5 million in Q1 of 2019 compared to $16.6 million in Q1 of 2018. Please note that $3.7 million of the new business written in Q1 of 2018 was directly related to the Great Falls renewal rights transaction. The top line was also impacted to a lesser degree by audit premium trends and renewal pricing reductions of approximately 2.0%. Premium retention remained relatively consistent quarter-over-quarter at 87.0% in 2019 compared to 86.0% in 2018. Overall, the workers’ compensation market remains highly competitive across our operating territories, which continues to pressure top line growth trends.
The calendar year net loss ratio increased from 65.2% to 66.3% quarter-over-quarter. This was driven by an increase in the current accident year net loss ratio to 68.2%, offset by net favorable development of $900,000. The increase in the accident year loss ratio reflects the impact of price competition and the resulting renewal rate decreases affecting earned premium. The favorable reserve development reflects continued success in our prior year claim closing trends.
The expense ratio was consistent with the first quarter of 2018, exclusive of the reduced audit premium trends. The combined ratio for the quarter was 97.2%.
We had a strong start to the year in our Segregated Portfolio Cell Reinsurance segment producing an operating result of $1.4 million.
SPC gross written premium increased 12.4% to $36.4 million in the quarter. The top line growth reflects the retention of all ten programs available for renewal during the quarter and strong account premium retention of 97.0% in these programs.
The SPC calendar year net loss ratio of 55.1% reflects $2.3 million of net favorable development, primarily in accident years 2015 – 2017. The accident year loss ratio decreased slightly to 66.7% quarter-over-quarter due to declines in severity.
The expense ratio reduction represents the ceding commission paid to the Workers’ Compensation Insurance and Specialty P&C segments. The expense ratio reduction to 26.8% quarter-over-quarter was primarily due to the reduction in other underwriting and operating expenses, primarily related to changes in incurred policyholder dividends.
We continue to be pleased with the persistency of the SPC business and attractive underwriting margins in this model. Frank…
O’Neil:
Thanks Mike. Howard, will you please give us an update on Lloyd’s?
Friedman:
Sure, Frank. To be honest, there’s not much to add to the Lloyd’s narrative given everything that’s been said over the past few months, especially given the acceleration of the CAT losses related to Hurricane Michael into the fourth quarter of 2018. As we’ve said before, the capital commitment for 2019 has been established, so we’re looking into a number of ways to manage our exposure through this year, which could include a range of reinsurance solutions. Once we determine a course of action for the remainder of 2019, we will be able to further refine our future strategy with regard to the investment we’ve made at Lloyd’s. The original investment thesis for

Page: 4

Conference Call to Discuss First Quarter 2019 Results
April 26, 2019, 9:00 AM ET

partnering with Duncan Dale and Dale Underwriting Partners is still valid in our judgment, but the timing of the initial investment simply didn’t work in our favor.
We emphasize that we share the concerns of our shareholders regarding the Lloyd’s investment, and continue to review all strategic options.
Frank, back to you.
O’Neil:
Thank you Howard. Stan, do you have any closing comments before we open it up for questions?
Starnes:
I do, thank you. Regarding the quarter’s results, I think our position is clear: we have been here before. We know the challenges, and we know the terrain ahead will not be smooth. Thankfully, we know the way through as well, and have assembled the right team to get us there. To our investors, I remind you of what you have often heard from us: we rigidly hold a long-term view, unimpaired by quarter-to-quarter variances. Our investors sleep better, and so do we, knowing that we will do what’s necessary to protect our balance sheet, enabling us to meet our commitments to our policyholders and shareholders. This quarter’s results are dictated by our judgment of the evolving environment and positioning ourselves to succeed in the new environment.
O’Neil:
Thank you Stan. That concludes our prepared remarks – we are ready for questions.

Page: 5